UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

Pareteum Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	001-35360	95-4557538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1185 Avenue of the Americas, 2nd Floor

New York, NY 10036

(Address of principal executive offices) (Zip Code)

(646) 975-0400

(Registrant’s telephone number, including area code)

Securities registered or to be registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TEUM	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

As previously disclosed, on May 15, 2022, Pareteum Corporation (the “Company”) and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York in New York, New York (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases are being jointly administered under the caption In re Pareteum Corporation., et al., Case No. 22-10615 (the “Chapter 11 Filing”). Through the Chapter 11 Filing, the Debtors seek to implement a sale of substantially all of their assets pursuant to Section 363 of the Bankruptcy Code.

Item 1.01	Entry into a Material Definitive Agreement.

On June 21, 2022, the Bankruptcy Court entered the Final Order (I) Authorizing the Debtors to Obtain Postpetition Senior Secured, Priming and Superpriority Financing (II) Authorizing Use of Cash Collateral, (III) Granting Adequate Protection to Prepetition Secured Parties, and (IV) Granting Related Relief [Docket No. 0130] (the “Final DIP Order”).

Among other things, the Final DIP Order approved, on a final basis, the Debtors obtaining postpetition financing pursuant to the Superpriority Senior Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”), dated as of May 19, 2022, with a senior secured lender of the Company, Circles MVNE Pte. LTD. (“Circles”), which provides for (i) a new money term loan facility with an aggregate principal amount of up to $6.0 million (the “New Money DIP Loans”) and (ii) roll-up loans equal in an amount equal to the Debtors’ outstanding prepetition senior obligations held by Circles or an affiliate (the “Roll-Up DIP Loans” and, together with the New Money DIP Loans, the “DIP Financing”). The Final DIP Order permits the Company to access the remaining $3.0 million in New Money DIP Loans available in accordance with the DIP Credit Agreement.

The DIP Financing has an interest rate of 9.0% per annum payable in kind, which may be increased by 2.0% per annum following the occurrence and declaration of an Event of Default (as defined in the DIP Credit Agreement). Accrued interest is payable on the first day of each calendar quarter by adding the then amount of such accrued interest to the outstanding principal amount of such loan. In the event of any repayment or prepayment of the DIP Financing, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment. The maturity date of the DIP Financing shall be the earliest of (i) 210 days after the closing date of the DIP Credit Agreement, (ii) the close of the sale of the business and assets of the Debtors pursuant to an order of the Bankruptcy Court and (iii) the acceleration of the maturity of the DIP Financing following an Event of Default. The outstanding principal and accrued interest of the DIP Financing is due and payable in full on the maturity date.

The above description of the DIP Credit Agreement is not complete and is qualified in its entirety by reference to the DIP Credit Agreement, which is filed as Exhibit 10.1 to the Current Report filed by the Company on May 19, 2022 and incorporated by reference in this Item 1.01. The above description of the Final DIP Order does not purport to be complete and is qualified in its entirety by reference to the full text of the Final DIP Order which is available on the docket of the Chapter 11 Cases, which can be accessed via PACER at https://www.pacer.gov. Additional information about the Chapter 11 Cases, including the DIP Credit Agreement, the Final DIP Order and other motions, orders and other court filings relating to the Chapter 11 are available for free on the website maintained by the Debtors’ claims agent, Kurtzman Carson Consultants LLC, at https://kccllc.net/Pareteum.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth or incorporated in Item 1.03 is also incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARETEUM CORPORATION

Dated: June 27, 2022	By:	/s/ Laura W. Thomas
	Name:	Laura W. Thomas
	Title:	Interim Chief Financial Officer